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                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549



                              SCHEDULE 13G/A

                              (Rule 13d-102)

          Information Statement Pursuant to Rules 13d-1 and 13d-2
                 Under the Securities Exchange Act of 1934




                        KAISER ALUMINUM CORPORATION
                        ---------------------------
                             (Name of Issuer)



                       Common Stock, $0.01 Par Value
                      ------------------------------
                      (Title of Class of Securities)



                                 483007704
                   -------------------------------------
                   (CUSIP Number of Class of Securities)



                             January 31, 2007
          -------------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)



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     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                              [   ] Rule 13d-1(b)

                              [ X ] Rule 13d-1(c)

                              [   ] Rule 13d-1(d)

                               (Page 1 of 6)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 483007704            SCHEDULE 13G           PAGE 2 OF 6 PAGES
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1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. of Above Person

      KAISER ALUMINUM & CHEMICAL CORPORATION ASBESTOS PERSONAL INJURY TRUST 20-5134210
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [   ]
                                                            (b)   [ X ]

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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

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NUMBER OF         5.          SOLE VOTING POWER             0
SHARES            --------------------------------------------------------
BENEFICIALLY
OWNED BY          6.          SHARED VOTING POWER           0
EACH              --------------------------------------------------------
REPORTING
PERSON            7.          SOLE DISPOSITIVE POWER        0
WITH:             --------------------------------------------------------

                  8.          SHARED DISPOSITIVE POWER      0
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0

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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                     [   ]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%

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12.   TYPE OF REPORTING PERSON

      00

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CUSIP NO. 483007704            SCHEDULE 13G           PAGE 3 OF 6 PAGES
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ITEM 1.

      (a)   NAME OF ISSUER.
            --------------

            The name of the issuer is

            KAISER ALUMINUM CORPORATION (the "Issuer").


      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
            -----------------------------------------------

            The Issuer's principal executive offices are located at 27422 Portola Parkway, Suite 350, Foothill Ranch,
            California  92610-2831


ITEM 2.

      (a)   NAME OF PERSON FILING.
            ---------------------

            This statement is filed by

            KAISER ALUMINUM & CHEMICAL CORPORATION ASBESTOS
            PERSONAL INJURY TRUST (the "Reporting Person")


      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
            -----------------------------------------------------------

            The address of the principal business office of the Reporting Person is

            1105 N. Market Street
            Suite 1300
            Wilmington, Delaware 19801


      (c)   CITIZENSHIP.
            -----------

            USA


      (d)   TITLE OF CLASS OF SECURITIES.
            ----------------------------

            Shares of Common Stock, par value $.01 per share
            (the "Common Stock").


      (e)   CUSIP NUMBER.
            ------------

            483007704






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CUSIP NO. 483007704            SCHEDULE 13G           PAGE 4 OF 6 PAGES
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ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
            13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
            --------------------------------------------------------

      (a)   [   ] Broker or dealer registered under Section 15 of the
                  Exchange Act;

      (b)   [   ] Bank as defined in Section 3(a)(6) of the Exchange Act;

      (c)   [   ] Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act;

      (d)   [   ] Investment company registered under Section 8 of the
                  Investment Company Act;

      (e)   [   ] An investment adviser in accordance with
                  Rule 13d-1(b)(l)(ii)(E);

      (f)   [   ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(l)(ii)(F);

      (g)   [   ] A parent holding company or control person in accordance with Rule 13d-1(b)(l)(ii)(G);

      (h)   [   ] A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   [   ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   [   ] Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

      Not applicable


ITEM 4.     OWNERSHIP.
            ---------

      (a)   Amount Beneficially Owned:  0

      (b)   Percent of Class:  0%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:       0
            (ii)  shared power to vote or to direct the vote:     0
            (iii) sole power to dispose or to direct
                  the disposition of:                             0
            (iv)  shared power to dispose or to direct the
                  disposition of:                                 0


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            --------------------------------------------

            If this statement is being filed to report the
            fact that as of the date hereof, the reporting
            person has ceased to be the beneficial owner of
            more than five percent of the class of securities,
            check the following:                                  [ X ]





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CUSIP NO. 483007704            SCHEDULE 13G           PAGE 5 OF 6 PAGES
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ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
            OF ANOTHER PERSON.
            ---------------------------------------------

            Not applicable.


ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
            THE PARENT HOLDING COMPANY.
            ---------------------------------------------------

            Not applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable.


ITEM 10.    CERTIFICATION.
            -------------

                  By signing below I certify that, to the best of my
            knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




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CUSIP NO. 483007704            SCHEDULE 13G           PAGE 6 OF 6 PAGES
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                                 SIGNATURE



      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                              KAISER ALUMINUM & CHEMICAL CORPORATION
                              ASBESTOS PERSONAL INJURY TRUST


                              By:   /s/ MARK M. GLEASON
                                    ------------------------------

                              Its:  Trustee
                                    ------------------------------





Dated:  February 2, 2007